CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued an audit report dated January 10, 2005 for the year ended November 30, 2004 for ICP Solar Technologies Inc. (formerly FC Financial Services, Inc.) included in the Registration Statement Form SB-2/A-1 of ICP Solar Technologies Inc. We consent to the use of our auditors' report in the aforementioned registration statement and to the reference to our firm under the heading "Experts."

January 15, 2007
Henderson, Nevada